Proxy Statement

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 3)

Filed by the Registrant | |

Filed by a party other than the Registrant |X|

Check the appropriate box:
|  | Preliminary proxy statement    |_| Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

|X| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  DESIGNS, INC.

                (Name of Registrant as Specified in Its Charter)

                            JEWELCOR MANAGEMENT, INC.

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
      |X| No fee required.
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      |_| Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party: Jewelcor Inc.

      (4) Date Filed: September 3, 1999


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                         ANNUAL MEETING OF STOCKHOLDERS
                       OF DESIGNS, INC. ON OCTOBER 4, 1999

                               PROXY STATEMENT OF
                            JEWELCOR MANAGEMENT, INC.
                   IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                                  DESIGNS, INC.
              AND IN SUPPORT OF PROPOSAL TO TERMINATE "POISON PILL"

TO ALL STOCKHOLDERS OF DESIGNS, INC.:

         This Proxy Statement and the accompanying WHITE PROXY CARD are being furnished by Jewelcor Management, Inc., a Nevada corporation ("JMI"), to the stockholders of Designs, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the 1999 annual meeting of the stockholders of the Company and any adjournments or postponements thereof (the "Annual Meeting"). JMI understands that the Company plans to hold the Annual Meeting on October 4, 1999 at 11:00 A.M. local time at One Post Office Square, Boston, Massachusetts 02019.

         JMI is soliciting your proxy (i) to elect John J. Schultz, Jeremiah P. Murphy, Jr., Joseph Pennacchio, Robert L. Patron and Jesse H. Choper (the "JMI Nominees") to the Board of Directors of the Company at the Annual Meeting and
(ii) to adopt JMI's proposal to terminate the Company's Shareholder Rights Agreement, commonly known as a "Poison Pill," dated as of May 1, 1995, and all amendments thereto (the "Poison Pill"). JMI is proposing a slate of nominees for the Board of Directors because it believes a new Board is needed to seek to reverse the Company's decline and pursue ways to enhance shareholder value. It believes termination of the Company's Poison Pill is in the best interest of shareholders, among other things because, in JMI's opinion, many institutional investors may view a poison pill as having a negative effect on the price of stock. Each director of the Company will be elected for a term of one (1) year expiring at the 2000 annual meeting, each until their successors are duly elected and qualified.

         According to the definitive proxy statement filed by the Company's management, the current Board of Directors has determined that the Board of Directors to be elected at the Annual Meeting, which previously included six members, shall consist of only five members, and that one of the present directors, Stanley Berger, will not be nominated for re-election.

         If they are elected to the Board, the five current JMI Nominees intend to vote to expand the Board to six members and elect Peter R. McMullin to fill the resulting vacancy. In addition, if they are elected to the Board, the JMI Nominees intend to contact Mr. Berger and seek to invite him to join the Board. Mr. Berger is the Founder, current Chairman of the Board of Directors and former Chief Executive Officer of the Company. Although there can be no assurance that Mr. Berger would agree to serve as a member of the Board of Directors if asked,

JMI believes that Mr. Berger's continued involvement with the Company would benefit the shareholders.

         JMI understands that the Company has fixed August 5, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. According to the information supplied by the Company's transfer agent, as of the Record Date there were 15,977,952 shares of Common Stock outstanding.

            YOUR VOTE IS IMPORTANT - VOTE FOR EACH OF JMI's PROPOSALS

         Carefully review this Proxy Statement and the enclosed WHITE PROXY CARD. No matter how many or how few shares of Common Stock you own, YOUR VOTE IS IMPORTANT. Please vote FOR the election of the JMI Nominees to the Board of Directors and FOR the proposal to terminate the Poison Pill by so indicating and by signing, dating and promptly mailing the WHITE PROXY CARD in the enclosed postage-paid envelope.

         This Proxy Statement is first being sent or given to holders of the Company's Common Stock on or about September 3, 1999.

                                 VERY IMPORTANT

         JMI REQUESTS THAT YOU DO NOT VOTE ON OR RETURN TO THE COMPANY ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY, EVEN TO VOTE AGAINST THE INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS. RETURNING ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY COULD REVOKE THE PROXY CARD THAT YOU SIGN, DATE AND SEND TO JMI. REMEMBER - ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE MEETING!

                   DO NOT SEND ANY PROXY CARD TO THE COMPANY!

         If you own shares of Common Stock and the stock certificate is in your name, please vote FOR the election of the JMI Nominees to the Board of Directors and FOR the proposal to terminate the Poison Pill by marking, signing, dating and mailing the WHITE PROXY CARD only.

         If you own shares of Common Stock, but your stock certificate is held for you by a brokerage firm, bank or other institution, it is very likely that the stock certificate is actually in the name of that brokerage firm, bank or other institution. If so, only that entity can execute



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


a Proxy Card and vote your shares of Common Stock. The brokerage firm, bank, or other institution holding the shares of Common Stock for you is required to forward proxy materials to you and to solicit your instructions with respect to the granting of proxies. It cannot vote your shares of Common Stock unless it receives your instructions. IF A BROKERAGE FIRM, BANK, OR OTHER INSTITUTION IS HOLDING SHARES OF COMMON STOCK FOR YOU, PLEASE INSTRUCT THAT ENTITY TO VOTE SUCH SHARES FOR THE ELECTION OF THE JMI NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO TERMINATE THE POISON PILL BY SIGNING, DATING AND MAILING TO JMI ON YOUR BEHALF THE WHITE PROXY CARD PROMPTLY. JMI URGES YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF THOSE INSTRUCTIONS TO JMI IN CARE OF D.F. KING & CO., INC. ("D.F.KING") AT THE ADDRESS SET FORTH BELOW SO THAT JMI WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

         Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of Common Stock in person, by giving written notice to the Secretary of the Company at 66 B Street, Needham, Massachusetts 02194 stating that the proxy has been revoked, or by delivery of a proxy bearing a later date.

         IF YOU HAVE ALREADY RETURNED THE PROXY CARD SUPPLIED BY THE COMPANY'S BOARD OF DIRECTORS, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE WHITE PROXY CARD.

         If you have any questions about executing your WHITE PROXY CARD or require assistance, please contact:

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                               New York, NY 10005
                            Toll Free: (800) 290-6424
                 Banks and Brokers call collect: (212) 269-5550


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

                              INFORMATION ABOUT JMI

         JMI is a major stockholder of the Company which, as of the date of this Proxy Statement, is the beneficial owner of 1,570,200 shares of the Company's Common Stock (or approximately 9.9% of the shares issued and outstanding). It intends to vote its shares FOR the election of the JMI Nominees and FOR the proposal to terminate the Poison Pill.

         JMI is a wholly owned subsidiary of Jewelcor, Inc., a Pennsylvania corporation ("JI"), which is a wholly owned subsidiary of S.H. Holdings, Inc. ("SH"). Seymour Holtzman and Evelyn Holtzman, husband and wife, own, as tenants by the entirety, a controlling interest of SH. The principal businesses of JMI and its related companies are the ownership and operation of upscale retail jewelry stores, the ownership of commercial real estate and investment and management services. Mr. Holtzman is the Chairman of the Board and Chief Executive Officer of each of JMI, JI and SH. The business address and the address of the principal executive offices of JMI is 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, Pennsylvania 18702.

         Seymour Holtzman was originally among the individuals nominated by JMI for election to the Board of Director at the Annual Meeting. In order to reduce the potential for distraction from what JMI sees as the major problems facing the Company, JMI took the step of withdrawing Mr. Holtzman's name as a nominee and instead nominated Jesse H. Choper, a distinguished professor of law already named in JMI's proxy material as a proposed addition to the Board following the Annual Meeting. Mr. Holtzman remains a participant in the solicitation and certain information regarding Mr. Holtzman appears under "Certain Other Information Regarding JMI and the JMI Nominees" below.

         Additional information about JMI and the JMI Nominees is set forth under the heading "Certain Other Information Regarding JMI and The JMI Nominees" below and in Annex A attached to this Proxy Statement. JMI has no present plan or intention to buy any additional Common Stock. However, JMI reserves the right to purchase additional Common Stock in the future if circumstances change.


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


                          REASONS FOR THIS SOLICITATION

             Since Joel Reichman took over as President and CEO of the Company in December 1994, shareholders have watched the value of their investment in the Company steadily erode. Under the leadership of Joel Reichman and the current members of the Board of Directors, the Company has suffered approximately $78.3 million in operating losses and alarming decreases in both comparable store sales and stock price. The Company belongs to you, the stockholders, and you must decide who should lead it. Don't let the Company's management distract you with unfulfilled promises and personal attacks on stockholders who question management's performance. JMI believes that the real issue is the 83% decline in the Company's stock price since January 1995 and the Company's losses totalling approximately $78.3 million over the last two and a half years. In JMI's opinion Joel Reichman and the current Board of Directors should be held responsible for the performance of the Company under their management.

             Do you want to keep the current Board of Directors and executive management with the following performance record, as publicly reported in the Company's public filings and statements? We don't think you should.

             $58 MILLION DETERIORATION IN CASH POSITION SINCE JOEL REICHMAN TOOK OVER

         o When Joel Reichman replaced Stanley Berger as President, the Company had approximately $38 million in cash and investments and no bank debt. Now, under the reign of Joel Reichman, the Company has over $23 million in bank debt (including $2.3 million borrowed just three months ago to fund a trust to provide potential future payments for Joel Reichman and other members of senior management) and only approximately $4.2 million in cash.

             HUGE OPERATING LOSSES

         o Over the last two fiscal years and the first two fiscal quarters of 1999, the Company has suffered enormous operating losses totalling approximately $78.3 million, or $4.90 per share. The Company has sustained operating losses for ten straight quarters and these losses are continuing. See graph on page 5A.


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


             Designs, Inc. has gone from a highly profitable retail organization to a disaster during Joel Reichman's tenure.

                            OPERATING INCOME (LOSS)

                    [THE FOLLOWING TABLE REPRESENTS A GRAPH]

                               28-Jan-95 3-Feb-96 1-Feb-97 31-Jan-98 30-Jan-99
Operating Income (Loss) ($000)   27531     15545    9890     -46179    -30386

In December 1994,
Joel Reichman takes
over as CEO from Stanley Berger


                                       5a

             STOCK PRICE PLUMMETS

  o Since Joel Reichman became President and CEO, the Company's stock price has dropped from $7.75 on January 28, 1995, to $1.313 at the close of business on August 30, 1999, a decline of approximately 83%. This decline occurred during a period in which the stock market generally has achieved unprecedented increases in value. See graph on page 6A.

                                [GRAPHIC OMITTED]

             GROSS MARGINS FALL SIGNIFICANTLY

         o Since Joel Reichman became President and CEO, the Company has experienced a substantial erosion in its gross margins. For the fiscal year ended January 28, 1995, the Company's gross margin was 31.6%, compared to 21% for the fiscal year ended January 30, 1999, a decrease of 33%.


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


                      While the DJ Apparel Retailing Index
                  has outperformed the DJ Equity Market Index,
                      Designs, Inc. has steadily declined.

     52-Week High: 3.13  April 29, 1999   52-Week Low: 0.13 October 9, 1998

                          Five Year Price Performance

                               [GRAPHIC OMITTED]


                                       6a

             SALES DECLINE DRAMATICALLY

  o Since February 3, 1996, the Company's annual sales have fallen precipitously from $301,074,000 to $201,634,000, a 33% decline during one of the most robust periods of economic growth in recent history, and comparable store sales within the Company have also decreased. The losing trend continues - the Company's comparable store sales were:

         o down 10% in April 1999,

         o down 2.6% in May 1999,

         o down 3% in June 1999,

         o down 11.2% in July 1999,  despite the fact that U.S.  retail    sales
           generally at stores open at least one year rose by 6.7% in July 1999 according to the Lehman Brothers Inc. "Same Store Sales Index",

         o down 4% in August 1999.

         SUBSTANTIAL DECREASE IN NET WORTH

  o The decrease in the Company's net worth since Joel Reichman became CEO has been approximately $32.9 million, or more than 33%. JMI believes that Joel Reichman and the current Board of Directors should be held responsible for the Company going from being highly profitable to enormously unprofitable, and from being a financially sound company to where it is today. Rather than replacing members of senior management, the Board of Directors continues to retain the same highly paid individuals who, in JMI's view, have caused the Company's financial deterioration.

                      WHAT HAS THE BOARD OF DIRECTORS DONE
                       WHILE STOCKHOLDER VALUE HAS ERODED?

         While stockholder value has plummeted under the leadership of Joel Reichman and the current Board of Directors, the Company's management continues to receive salaries and executive benefits at the same levels.

         Moreover, the current Directors, with the exception of Stanley Berger, own less than 1% of the outstanding Common Stock, and a substantial portion of the Directors' small ownership was given to them by the Company as director fees at no cost to them. After losing approximately $78.3 million in the past 2 1/2 years, JMI must ask how a responsible Board of Directors can fail to make a change in senior management. JMI believes part of the answer is that these Directors do not share your financial stake in the Company. With the exception of Stanley Berger, who has not been nominated for re-election, the Board of Directors and senior management have very little invested in the Company.

             DIRECTORS RECENTLY ALLOCATE $3.4 MILLION TO BENEFIT MANAGEMENT

         o Directors Borrow $2.3 Million To Benefit Joel Reichman and Two Other Executives. With the stated justification of retaining certain members of senior management, the Board of Directors borrowed $2.3 million in May to fund a Trust for the benefit of Joel Reichman and two other members of senior management. The Trust, which was created to pay for "golden parachutes" for Joel Reichman, Scott Semel, and Carolyn Faulkner and for other unknown items, has caused the Company to incur interest costs which JMI estimates will amount to approximately $15,000 per month or $90,000 for the initial six month period. These expenses do not include the additional costs of establishing and maintaining the Trust, which are unknown at this time. As far as JMI can determine, the Company has failed to file the Trust with the Securities and Exchange Commission or fully disclose the terms of the Trust to the shareholders.

         o $1.1 Million For Other Executives. In April 1999, the Company disclosed that it had recently entered into additional agreements with "key associates" under which they could receive as much as $1.1 million from the Company under certain circumstances.

         o Based on the current market capitalization of the Company, under these arrangements management could receive amounts totaling more than 13% of the total current market capitalization.

             EXECUTIVES RETAIN SALARIES AND PERQUISITES WHILE SHAREHOLDER VALUE DROPS

         o Despite the Company's financial woes and the enormous decline in stock price, the Company's executives still maintain the same level of salaries, perquisites and amenities. Examples include:

             o Joel Reichman's $375,000 annual salary

             o Scott Semel's $290,000 annual salary

             o Carolyn Faulkner's $210,000 annual salary

             o The value of the vehicles  owned by the Company (not counting the additional vehicles leased by the Company) has increased approximately 400% from $79,000 in 1994 to approximately $356,000 in 1998, while overall sales have declined by $100 million over the same period.


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

         COMPANIES CONTROLLED BY DIRECTORS GRONINGER AND MANUEL PROFIT IN TRANSACTIONS WITH COMPANY

o In 1994 and 1995, the Company paid $432,000 to a division of Cygne Design, Inc. ("Cygne"), a troubled private label apparel manufacturer, for merchandise to be sold by the Company through its new, and unsuccessful, Boston Trader label. The Boston Trader product line resulted in over $25 million in losses for the Company. Cygne's only directors are Bernard Manuel and James Groninger, both members of the Company's Board of Directors and of the Special Committee created with the stated purpose of enhancing shareholder value. Bernard Manuel is the principal shareholder and chief executive officer of Cygne, and James Groninger is also a Cygne shareholder.

o James Groninger, a Director of the Company, is also the President of The BaySouth Company. The Company has reported that it paid BaySouth Company $29,000 in connection with the adoption of its Poison Pill, in addition to whatever legal or other work was done to prepare this legal document.

MANAGEMENT'S RECENT STOCK TRADING

         On December 8, 1998 Carolyn Faulkner, the Company's Chief Financial Officer, or her husband purchased 12,000 shares of the Company's Common Stock, and on December 9, 1998 the Company's Controller purchased 1,000 shares of the Company's Common Stock. Two weeks earlier, on November 23, 1998, Joel Reichman, President and Chief Executive Officer, and Scott Semel, Executive Vice President and General Counsel, purchased 10,000 and 5,000 shares of the Company's Common Stock, respectively, at prices of $0.88 to $0.94 per share.

         On December 11, 1998, the Company issued a press release announcing that "its Board of Directors has formed a committee of independent outside directors to consider the Company's strategic alternatives, including a possible sale of the Company, with a view towards maximizing stockholder value in the near term. The Company has retained Shields & Company, Inc. in this regard."

         Information regarding the Company's results of operations, financial condition, management benefits and similar matters is taken from the Company's public filings and press releases, including its Form 10-K's, Form 10-Q's and Proxy Statements. Information regarding directors' interests in transactions with the Company and trading in Company stock by the Company's officers is taken from the same sources.




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

         JMI'S STRATEGY TO SEEK ENHANCED SHAREHOLDER VALUE

If the JMI Nominees are elected as Directors of the Company, they intend to immediately take steps seeking to enhance shareholder value, including those summarized below. Of course, there can be no assurance that any of those steps will ultimately be successful or will necessarily enhance shareholder value.

         o Seek to Reduce Overhead - The JMI Nominees intend to cause the Company to engage the services of the public accounting and consulting firm of Deloitte & Touche, LLP to assist in developing strategies to reduce overhead so that the Company can seek a sustainable competitive advantage. Although the JMI Nominees have not pursued this with Deloitte & Touche in this regard, based on their preliminary review of publicly available information about the Company and the retail sales and other business experience of many of the JMI Nominees, they expect that possible areas of savings could include the following:

             1. Substantially reduce the size of the Company's corporate office space, together with a commensurate reduction in personnel and other office overhead.

             2. Eliminate warehouse expenses by shipping merchandise directly to store locations.

             3.   Eliminate  all  company   vehicles  and  institute  a  mileage
                  reimbursement program for business related travel.

             4. Control corporate expenses relating to travel, lodging, and attending conferences, conventions and trade shows.

             5. Substantially reduce recurring legal, investment banking and other professional and consulting fees relating to the ongoing operation of the business (recognizing that additional fees could be incurred in connection with any potential sale of the Company or other extraordinary transaction).

             6. Reduce the number of buyers since the Company has essentially only one supplier of merchandise. Based on historical performance information, the Company had been, and in the opinion of JMI's Nominees should again be, able to run a low overhead operation.

             7.   Eliminate  in-house legal staff.

             8.   Maintain better inventory management.

         o ELIMINATE AND REVISE ANTI-TAKOVER PROVISIONS - The Poison Pill would be terminated, as discussed elsewhere in this Proxy Statement, and the provision of the Company's current By-Laws prohibiting shareholders from calling special meetings, will be eliminated. In addition, the current By-Law provision requiring advance notice of shareholder proposals will be made less stringent by shortening the required time for such notice from 75 days to 45 days. To the extent that the JMI Nominees may later identify any other provisions of the Company's By-Laws or Certificate of Incorporation which in their view may discourage acquisition transactions, they would expect to eliminate or limit those as well. The JMI Nominees believe that many people in the financial community view such anti-takeover provisions with disfavor and think they may have a negative impact on stock value. The intended By-Law changes may make it easier for a shareholder to influence management of the Company by permitting a shareholder to seek to call a special meeting whether or not management agrees, and leaving such a shareholder more time and flexibility to nominate directors or propose other matters for consideration at annual meetings.

         o Implement a Stock Repurchase Program - The JMI Nominees intend to cause the Company to initiate a stock repurchase program to purchase five million (5,000,000) shares of Common Stock. JMI would undertake not to sell any of its shares under the Company's stock repurchase program, giving other shareholders an opportunity to sell more of their shares if they choose to do so. (JMI would not intend to purchase any Common Stock itself in connection with such a stock repurchase program by the Company, and has no present plan or intention to buy any additional Common Stock. However, JMI reserves the right to purchase shares of Common Stock in the future if circumstances change.) In the context of JMI's prior interest in acquiring the Company, JMI obtained three expressions of interest from prospective lenders (one of which assumed a non-hostile tender offer for not less than 90% of the Common Stock) that contemplated providing for a stock repurchase program and adequate working capital for the Company. On that basis JMI believes that similar financing would be available from the same sources for a stock repurchase program of the type contemplated if the JMI Nominees are elected (which would require a lower level of borrowing). See "Credit Agreement" below. However, there can no assurance that such a repurchase program can be financed or successfully pursued.

         o Review Potential for Sale of the Company - Beginning in December 1998, the current Board publicly committed to sell the Company at the highest available price in the near term. In response JMI, among others, pursued discussions regarding a potential acquisition of the Company, from which JMI ultimately withdrew (See "Background of JMI's Investment in Designs, Inc." below). The Company has said that the process announced by the current Board did not produce any offers from any potential acquiror other than JMI. However, the JMI Nominees are not confident that the present Board was fully committed to a prompt sale process, and they do not know what other opportunities, if any, may have existed or the circumstances that may have affected the development of other offers. If other bidders encountered the type of difficulties JMI believes it faced in pursuing diligence relating to its own proposal, they may have been discouraged from pursuing a transaction. Moreover, it may be that conditions or the perception of potential acquirors are subject to change. Accordingly, if elected the JMI Nominees would revaluate the possibility of a sale of the Company to enhance value for all shareholders. Among other things, the JMI Nominees intend to promptly retain a New York investment banking firm for that purpose. Any reasonable offer to purchase the Company will be submitted to the shareholders for their vote. Of course, there can be no assurance that any effort by the JMI Nominees in this regard would be successful in identifying and completing a sale.

             If the JMI Nominees find that a sincere and committed effort does not produce a sale transaction on appropriate terms, they intend to continue a strategy to improve the Company's performance and enhance shareholder value going forward, including the other steps outlined above.

In each case, the JMI Nominees cannot be certain that the steps described can be successfully implemented or will have the intended effect, However, they believe that a new Board of Directors will provide stockholders who are disappointed with the performance of current management with an alternative to seek to enhance shareholder value. JMI is seeking votes from the holders of shares of Common Stock (i) to elect the JMI Nominees to the Board of Directors of the Company and (ii) to adopt the proposal to terminate the Poison Pill. JMI believes that the members of the existing Board of Directors have failed to enhance shareholder value and RECOMMENDS THAT YOU VOTE FOR EACH OF ITS PROPOSALS.

                                 JMI'S PROPOSALS

TERMINATION OF POISON PILL

         On May 1, 1995, the current Board of Directors of the Company adopted a Poison Pill. According to the Poison Pill, if a person either (i) acquires the beneficial ownership of 15% or more of the Company's Common Stock (an "Acquiring Person") or (ii) acquires the beneficial ownership of 10% or more of the outstanding shares of Common Stock and is declared to be an "Adverse Person" by the Board of Directors (an "Adverse Person"), all shareholders, with the exception of the Acquiring Person or Adverse Person, can exercise certain rights under the Poison Pill that will substantially diminish the voting and ownership rights of the Acquiring Person or Adverse Person.

         JMI believes that the Poison Pill is an impediment to the sale of the Company and serves to perpetuate the incumbency of the Board of Directors and management. The limited changes to the Poison Pill recently implemented by the Company's Board in the context of JMI's possible acquisition of the Company do not appear to JMI to eliminate this concern. Certain of those changes are specific just to JMI and its prior proposal. The other changes appear to create a very limited Poison Pill exception which expires in less than three months (on November 7, 1999). Even during that brief period the exception would apply only to limited types of offers on particular terms (i.e., all cash tender offers for any and all shares at a price of not less than $3.65 per share and irrevocably committing to effect a second-step merger on stated terms). In

JMI's opinion, the Poison Pill may have the effect of discouraging efforts to acquire the Company that might be beneficial to, and supported by, a majority of shareholders. The following proposal would recommend that the Board of Directors of the Company terminate the Poison Pill. The text of the resolution is as follows:

                  "RESOLVED, it is recommended that the Board of Directors of the Company take the necessary steps to terminate the Company's Shareholder Rights Agreement dated as of May 1, 1995, together with any amendments thereto."

ELECTION OF DIRECTORS

                  The Board of Directors of the Company currently consists of six members, each of which shall hold office until the Annual Meeting and until his successor is elected and qualified. According to the definitive proxy statement filed by the Company's management, the current Board of Directors has determined that the Board of Directors to be elected at the Annual Meeting shall consist of only five members. The Directors elected at the Annual Meeting will serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified. JMI is soliciting your proxy at the Annual Meeting for the election of Jesse H. Choper, Joseph Pennacchio, John J. Schultz, Robert L. Patron and Jeremiah P. Murphy, Jr. to the Board of Directors of the Company. If they are elected to the Board, the five current JMI nominees intend to vote to expand the Board to six members and elect Peter R. McMullin to fill the resulting vacancy. Mr. McMullin has agreed to serve if so elected. Accordingly, information concerning Mr. McMullin is included below, and unless otherwise noted all general statements concerning the JMI Nominees also apply to Mr. McMullin. (As noted above, if elected to the Board of Directors, the JMI Nominees also expect to seek to invite Stanley Berger, the Founder, current Chairman of the Board of Directors and former Chief Executive Officer of the Company to rejoin the Board. There can be no assurance that Mr. Berger would agree to serve as a member of the Board if asked.)

          CERTAIN OTHER INFORMATION REGARDING JMI AND THE JMI NOMINEES

                  Set forth below are the name, age, business address, present principal occupation and employment history of each of the JMI Nominees and Mr. McMullin for at least the past five years. This information has been furnished to JMI by the respective Nominees. Each of the Nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

                                  JMI NOMINEES

Name, Age and
Business Address                Principal Occupation and Five Year History

John J. Schultz, 62             Mr. Schultz, who has more than thirty-five years
142 Wilton Road West            of retail  experience,  has  served as an active
Ridgefield, CT 06877            consultant  to the retail  industry  since 1993,
                                dealing with virtually all major segments of the retail industry. From 1991 to 1993, Mr. Schultz served as President of the National Retail
                                Federation, a leading retail industry trade association. Previously, Mr. Schultz served as Executive Vice President and General Merchandise
                                Manager for Bloomingdale's Department Stores and
                                Sanger Harris Department Stores and as President and Chief Executive Officer of B. Altman & Co.
                                Mr. Schultz currently serves as a member of the Board of Directors of The Great Train Store,
                                Inc., and Big Smith Brands, Inc. Mr. Schultz is a graduate of Fairleigh Dickenson University, Dartmouth Institute and the Federated Senior
                                Management Institute.

Jeremiah P. Murphy, Jr., 47     Mr.  Murphy  is the  President  of  the  Harvard
1400 Massachusetts  Ave.        Cooperative Society (the "Coop"), a 117 year old
Cambridge,  MA  02138           member based  retail  business.  Since  becoming
                                President  in November of 1991,  Mr.  Murphy has
                                directed the  restructuring  and right-sizing of
                                the  Cooperative's  retail  operations  and  has
                                returned the Cooperative to  profitability.  Mr.
                                Murphy is presently  overseeing the expansion of
                                the  Cooperative's  catalog  operations  and web
                                based   membership    system   with   E-Commerce
                                capabilities.  From July 1987 to November  1991,
                                Mr. Murphy was Vice-President/General Manager for Neiman Marcus' largest and most profitable retail store, located in Northpark Mall, Dallas, Texas. Mr. Murphy previously served in various other managerial capacities with Neiman Marcus from July 1977 to July 1987. Mr. Murphy received a B.A. from Harvard College in 1973 and his M.B.A. from Harvard Business School in 1977.

Joseph Pennacchio, 52           Mr. Pennacchio has been the President of Aurafin
14001 N.W. 4th Street           LLC, a privately held jewelry  manufacturer  and
Sunrise, FL                     wholesaler  since December 1997.  From June 1996
                                to  December  1997 he was a  retail  consultant.
                                From May 1994 to May 1996 Mr. Pennacchio was the
                                President  of Jan Bell  Marketing,  Inc., a $250
                                million jewelry retailer, which is traded on the
                                American  Stock  Exchange.   He  has  previously
                                served  as  the   President   of  Jordan   Marsh
                                Department Stores; the Senior Vice President for
                                all   Merchandising   at   Abraham   &   Strauss
                                Department  Stores;  the Group Vice President of
                                Merchandising - Textiles at R.H. Macy.

Robert L. Patron, 53            Mr. Patron is a lawyer and investor.  Mr. Patron
641 Seneca Road                 had  been a real  estate  developer  who,  since
Great Falls, VA 22066           1968,  was  engaged  in  the   construction  and
                                commercial leasing of shopping centers. From his
                                years of leasing to national  retail  department
                                stores  and  other   tenants,   Mr.  Patron  has
                                acquired extensive experience in addressing and negotiating the various real estate issues that confront retail operations. Through the years, Mr. Patron has developed or acquired a financial interest in over 65 commercial and residential properties located in 13 states. In 1994 Mr.
                                Patron temporarily curtailed his activities to attend the George Washington University School of Law where he attained his law degree at the age of 53.

Jesse H. Choper, 63             Mr.  Choper  is the  Earl  Warren  Professor  of
University of California at     Public Law at the  University  of  California at
Berkeley School of Law          Berkeley School of Law where he has taught since
Boalt Hall                      1965.  Professor  Choper was the Dean of the Law
Berkeley, CA 94720              School  from  1982 to 1992.  In  1996,  he was a
                                visiting   professor   at  Harvard  Law  School,
                                University  of  Milan in Italy  Law  School  and
                                Universitad  Autonoma in Barcelona,  Spain. From
                                1960 to 1961, Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren.

                  If elected, the JMI Nominees intend to vote to expand the Board to six members and add the following individual.

Peter R. McMullin, 56           Mr. McMullin,  is an investment  analyst and the
2101 Corporate Boulevard        co-founder of Southeast Research Partners,  Inc.
Suite 402                       ("Southeast").   Mr.   McMullin   had   been  an
Boca Raton, FL 33431            Executive Vice President and a Managing Director
                                of  Southeast  from its  inception  in June 1990
                                until July 1999,  when it merged with Ryan, Beck
                                & Co.  Since  1997,  Mr.  McMullin  has been the
                                Executive  Vice  President,   Chief   Investment
                                Officer  and a  director  of  Research  Partners
                                International,    a   company   that    provides
                                institutional   research,   investment  banking,
                                securities   brokerage   and  trading   services
                                through its principal subsidiaries. Mr. McMullin has 29 years experience as an analyst in the retail and consumer products areas in both the U.S. and Canada.

                  Each of the JMI Nominees has consented to serve as a director of the Company and, if elected, intends to discharge his duties as a director in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

                  Except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of the Nominees is employed by JMI or Seymour Holtzman. All of the Nominees are citizens of the United States. Mr. McMullin is also a citizen of Canada.

                  Except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of JMI, any of the persons participating in this solicitation on behalf of JMI, the JMI Nominees and, with respect to items (i), (vii) and (viii) of this paragraph, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the foregoing persons (i) owns beneficially, directly or indirectly any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company,
(vii) since the beginning of the Company's last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of JMI, any of the persons participating in this solicitation on behalf of

JMI, the JMI Nominees and any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company's last fiscal year.

                  Except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of the Nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of the JMI Nominees is or during the Company's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

                  To the best knowledge of JMI, none of the corporations or organizations in which the JMI Nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the JMI Nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

                  JMI has agreed to indemnify each of the Nominees against certain liabilities, including liabilities under the federal securities laws, in connection with this proxy solicitation and such person's involvement in the operation of the Company and to reimburse such Nominee for his out-of-pocket expenses.

                  As noted above, if elected to the Board of Directors the JMI Nominees also expect to seek to invite Stanley Berger to re-join the Board.

                  Seymour Holtzman and JMI have engaged in other proxy contests in recent years. In October 1995, Seymour Holtzman sought proxies from the stockholders of First Financial Corporation of Western Maryland ("FFWM") in connection with FFWM's 1995 annual meeting of stockholders (1) to elect a slate of directors nominated by Mr. Holtzman to FFWM's Board of Directors and (2) to vote against the adoption of FFWM's stock option plan, which was proposed by FFWM's Board of Directors. Mr. Holtzman was successful in defeating the adoption of the stock option plan, but narrowly lost the proposal for the election of his director nominees. In connection with FFWM's 1996 annual meeting of stockholders, Seymour Holtzman also sought proxies from the stockholders of FFWM to elect four individuals nominated by Mr. Holtzman to FFWM's Board of Directors. Mr. Holtzman agreed to withdraw his proposal for election of directors after FFWM hired an investment banking firm to pursue a sale or merger of the bank. FFWM ultimately merged with Keystone Financial Inc.

                  JMI filed a preliminary proxy statement in connection with the 1999 annual meeting of stockholders of Little Switzerland, Inc. ("LSVI"). JMI's preliminary proxy statement related to its intent to solicit proxies to elect certain individuals nominated by JMI to the Board of Directors of LSVI. In February 1999, JMI and LSVI settled the potential proxy contest. As part of the settlement, LSVI's Board of Directors agreed to nominate certain of JMI's director nominees to the LSVI Board of Directors. In addition, JMI engaged in a consent solicitation with respect to the Company. See "Background of JMI's Investment in Designs, Inc." below.

                 BACKGROUND OF JMI'S INVESTMENT IN DESIGNS, INC.

                  Beginning in October 1998, JMI began to acquire shares of Common Stock because JMI believed that the then current trading prices of the Common Stock did not adequately reflect the value of the underlying business and assets of the Company.

                  On November 27, 1998, JMI, JI, SH and Seymour and Evelyn Holtzman (the "Reporting Persons") filed with the Securities and Exchange Commission a Statement on Schedule 13D (the "Schedule 13D") reporting that JMI had acquired in excess of 5% of the outstanding shares of the Common Stock. On December 1, 1998 the Reporting Persons filed an amendment to the Schedule 13D reporting that JMI had acquired an additional 528,500 shares of Common Stock, bringing JMI's ownership to approximately 9.9% of the Common Stock last reported by the Company as outstanding. The total amount of funds required to purchase the shares of Common Stock acquired by JMI since October 26, 1998 was $976,978.50, all of which was obtained through credit made available to JMI under standard margin agreements with a registered broker dealer entered into in the ordinary course of business.

                  Seymour Holtzman was originally among the individuals nominated by JMI for election to the Board of Directors at the Annual Meeting and remains a participant in this solicitation. He is the Chairman of the Board and Chief Executive Officer of JMI and with his wife owns, as tenants by the entirety, a controlling interest in JMI's ultimate parent company, S.H. Holdings, Inc. Mr. Holtzman, age 63, maintains a business address at 100 North Wilkes-Barre Blvd., Wilkes-Barre PA 18702. Mr. Holtzman has been involved in the retail business for over 30 years. For many years he has been the President and Chief Executive Officer of Jewelcor, Inc., formerly a New York Stock Exchange company that operated a nationwide chain of retail stores. In addition, from 1986 to 1988. Mr. Holtzman was the Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange company involved in the nationwide distribution of watches and the operation of retail factory outlet stores. Mr. Holtzman is the Chief Executive Officer of Jewelcor Management, Inc.; C.D. Peacock, Inc., a prominent Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois, which has operated a retail internet division for over 5 years; as well as other affiliated entities. Mr.

Holtzman is also a member of the Board of Directors of Ambanc Holding Co., Inc., the parent company for a $730 million bank. Unless otherwise noted all general statements concerning the JMI Nominees also apply to Mr. Holtzman.

                  On December 7, 1998, JMI commenced a consent solicitation requesting that the shareholders of the Company vote for its proposals to (i) remove all current members of the Company's Board of Directors other than Stanley I. Berger; (ii) elect Seymour Holtzman, Peter R. McMullin, Steve R. Tomasi, Jesse H. Choper and Deborah M. Rhem-Jackson as directors of the Company;
(iii) amend certain sections of the By-Laws of the Company; and (iv) repeal any By-Laws adopted by the Board of Directors subsequent to December 11, 1995 other than the By-Laws adopted as contemplated by the consent solicitation.

                  Based on information obtained from JMI's proxy solicitation firm, shareholders representing approximately 42.8% of the total outstanding shares of Common Stock of the Company voted in favor of JMI's proposals in response to the December 1998 solicitation.

                  In response to the consent solicitation the Company indicated a commitment to sell the Company at the highest available price in the near term. Thereafter, JMI pursued preliminary discussions with the Company with respect to a potential acquisition.

                  JMI indicated, based on the status of discussions and outstanding questions and issues regarding the Company, including, among other things, significant tax and other diligence items, that it was not yet prepared to make an unconditional proposal to acquire the Company. Nevertheless, the Company's investment bankers requested that JMI submit an immediate proposal subject to any appropriate conditions. Accordingly, on April 28, 1999, JMI submitted to the Company a proposal, subject to certain express terms and conditions, under which JMI stated it would explore the purchase of all of the issued and outstanding capital stock of the Company. A copy of JMI's April 28, 1998 letter is annexed hereto as Annex B.

                  On May 5, 1999, the Special Committee of the Board of Directors of the Company responded to JMI's April 28, 1999 proposal. Briefly, the Special Committee notified JMI that it intended to pursue JMI's proposal and said it had directed management and its legal and financial advisors to cooperate with JMI in completing its due diligence review of the Company and communicating with representatives of Levi Strauss & Co. The Special Committee also said that it would be prepared to recommend that the Company enter into a definitive agreement with JMI following resolution of contingencies in JMI's proposal relating to due diligence and Levi Strauss, provided JMI's $3.65 per share price represented the highest offer received at such time. The Committee indicated that it reserved the right to entertain proposals from other parties to acquire the Company.

                  Thereafter, JMI sought to pursue its due diligence review and make progress in satisfying the conditions JMI had placed on its proposal. In JMI's opinion, as communicated to the Company and its representatives, JMI's conditions and requests in that connection, including requests JMI believed relevant to pursuing productive discussions with Levi Strauss when that became appropriate, were not satisfied. The Company has disagreed.

                  On June 24, 1999, JMI withdrew its April 28, 1999 proposal because in JMI's opinion the Company had failed to comply with JMI's conditions and requests and to provide JMI with all of the information that it sought in connection with its due diligence. Copies of Seymour Holtzman's correspondence to James G. Groninger, Chairman of the Special Committee of the Board of Directors of the Company, setting forth the basis of JMI's withdrawal of its proposal from JMI's point of view, are annexed hereto as Annex C and Annex D. The issues of concern to JMI are described in that correspondence. JMI requested a variety of information as a condition to proceeding with its consideration of a transaction. In JMI's view, the responses to those requests were unsatisfactory, with material being denied or delayed. In fact, the Company did not respond to certain requests until JMI had withdrawn its acquisition proposal entirely.

                       POTENTIAL EFFECTS OF THE PROPOSALS

                  Set forth below is a description of certain provisions of certain agreements to which the Company is a party which may be affected as a result of the election of the JMI Nominees and which appear to JMI to have the potential to materially impact the Company. This description is qualified in its entirety by reference to such agreements which have been filed by the Company with the Commission. The election of the JMI Nominees may trigger "change of control" provisions in certain agreements to which the Company is a party. Other documents or arrangements applicable to the Company not available to or not reviewed by JMI may affect the matters described below or may be affected by the matters contemplated by this Proxy Statement.

Credit Agreement

                  On June 4, 1998 the Company amended its asset based lending agreement (the "Lending Agreement") with BankBoston Retail Finance, Inc. ("BankBoston"). The Lending Agreement allows the Company to borrow an amount equal to up to 65% of its inventory. As of July 31, 1999 the aggregate amount currently available to be borrowed was approximately $37 million and the Company currently has an outstanding balance under the Lending Agreement of approximately $23 million. The Lending Agreement provides that the change of a majority of the Board of Directors would constitute a change of control which would constitute an "event of default." Upon the occurrence of an "event of default" any and all "Liabilities" shall either (i) become due and payable without any further act on the part of BankBoston or any other lender or (ii) become immediately due and payable, at the option of BankBoston without notice or demand. Liabilities include, among other things, the obligation to pay any loan or advance and any interest thereon. JMI expects to cause the Company to seek to have BankBoston confirm that no "change of control" has occurred or waive the effects of any such "change of control." If BankBoston declares a default, JMI will assist the Company in making other financing arrangements to replace the Lending Agreement. In this regard, JMI has already received three comparable proposals from financial institutions. There can be no assurance that either of the foregoing can be implemented or agreed, or if implemented or agreed, the terms on which such implementation or agreement may be reached.

Employment Agreements

                  The Company has entered into employment agreements (each an "Employment Agreement" and collectively, the "Employment Agreements") with each of Joel H. Reichman, the President and Chief Executive Officer, Scott N. Semel, Senior Vice President, General Counsel and Secretary, and Carolyn Faulkner, Vice President and Chief Financial Officer (each an "Executive" and collectively, the "Executives") which contain "golden parachute provisions". The Employment Agreements provide that removal and replacement of a majority of the Board of Directors would constitute a "change of control."

                  If, among other things, the Company shall fail to renew such Executive's Employment Agreement within two years of a "change of control," or if any of the Executives is terminated without justifiable cause, the Company shall upon such termination, immediately pay such Executive, the greater of (i) two times the then annual salary of such Executive or (ii) 1/12 of such Executive's then annual salary multiplied by the number of months remaining in the term (the "Severance Period"). In addition, the Company shall continue to allow such Executive to participate, at the Company's expense, in the Company's health insurance and disability insurance programs, to the extent permitted under such programs, during the Severance Period and shall pay such Executive additional compensation to enable such Executive to pay any tax that may be imposed by Section 280G of the Internal Revenue Code of 1986, as amended. Based on publicly available filings, the current annual salaries of each of Mr. Reichman, Mr. Semel and Ms. Faulkner are $375,000, $290,000 and $210,000, respectively.

Stock Options

                  Pursuant to the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"), incentive and non-incentive stock options, unrestricted and restricted stock awards and performance share awards may be granted to full or part time officers and other selected employees of the Company and its subsidiaries. In addition, the 1992 Stock Incentive Plan provides that each non-employee director of the Company that is elected by the stockholders initially will be granted, upon such election, a stock option to purchase up to 10,000 shares of the Company's Common Stock at the then fair market value of the Common Stock. The 1992 Stock Incentive Plan also provides that each non-employee director of the Company that is re-elected to the Board is granted, upon such re-election, a stock option to purchase up to 3,000 shares of Common Stock at the then fair market value of the Common Stock.

                  Each stock option granted under the 1992 Stock Incentive Plan will automatically become fully exercisable upon a "change of control." For purposes of the 1992 Stock Incentive Plan, the Election of the JMI Nominees would constitute a "change of control." In addition, upon a "change of control" all restrictions on restricted stock are automatically deemed waived and the recipients of such restricted stock awards shall become entitled to receipt of the stock subject to such awards.

                  Based on the Company's proxy statements for the annual meetings of stockholders for each of 1996, 1997, and 1998 the senior officers hold options to acquire a total of 700,000 shares at prices ranging from $6.125 to $12.00 per share.

Trademark and License Agreement

                  The Company is a party to an Amended and Restated Trademark License Agreement (the "License Agreement") with Levi Strauss & Co. ("Levi Strauss") pursuant to which, among other things, Levi Strauss has granted certain rights to use certain Levi Strauss trademarks in connection with the Company's business. The License Agreement purports to restrict assignments, sublicenses or other transfers (a "transfer") by the Company of its rights or obligations under the License Agreement without the prior written approval of Levi Strauss, and to further provide that a "transfer" shall include any direct or indirect transfer of control of the Company. This is a typical provision in a license agreement.

                  The License Agreement does not specifically define "transfer of control". While neither JMI nor, to its knowledge, the Company has obtained a legal opinion on this point, JMI believes that the mere election of new Directors at the scheduled expiration of their predecessors' stated terms, by vote of shareholders at their regular annual meeting, should not properly be viewed a transfer of control. (Among other things, in the other material third-party agreement where a similar issue may arise, the Company's Lending Agreement, different language is used, referring to "change" rather than "transfer," and it is explicitly stated that change of a majority of the Board will be treated as such a change for purposes of that Lending Agreement.) The License Agreement further provides that any attempt to "transfer" without the prior written consent of Levi Strauss shall be void and deemed a material breach of the license Agreement, which would purport to permit Levi Strauss, among other remedies available under law, to terminate the License Agreement 120 days after written notice is given to the Company, unless the breach is cured.

                  While JMI does not believe that a change in the Board of Directors pursuant to a validly authorized shareholder action at the annual meeting constitutes a "transfer" under the License Agreement, following the filing of its preliminary proxy material, JMI received a letter from a representative of Levi Strauss taking the position that election of the JMI Nominees would constitute such a "transfer". That letter also expressed a belief that it was unlikely that JMI would establish a productive working relationship with Levi Strauss. JMI has endeavored to correct what it believes to be a misimpression on the part of Levi Strauss which it believes to have formed the basis of this communication which appears to reflect the mischaracterization by the Company's present management of the process of JMI's discussions concerning a possible acquisition of the Company last spring, JMI will continue to address this subject with Levi Strauss as appropriate with a view to maintaining a good relationship between the Company and Levi Strauss. JMI recognizes the possibility that issues raised (inaccurately, in JMI's view) about the discussions earlier this year regarding a potential acquisition of the Company and communications relating to that process may concern and distract shareholders. Accordingly, in addition to seeking to address any matter of concern to Levi Strauss, JMI has taken the step of withdrawing Seymour Holtzman's name as a nominee for election to the Company's Board. If elected, the JMI Nominees would seek to have Levi Strauss confirm that no "transfer" or breach has occurred or, given the position already stated, waive the occurrence of any "transfer" or breach. Especially given the letter received by JMI, however, there can be no assurance that Levi Strauss would so agree and, if (i) it were ultimately determined that a "transfer" and breach had occurred, (ii) such breach were not cured within the requisite time period and
(iii) Levi Strauss were to ultimately terminate the License Agreement, the Company's business could be materially adversely effected. Of course, any sale of the Company that might emerge in the future (like any sale the Company might have proceeded with last spring) would likely involve a transfer of control under the Levi Strauss agreement, and any such transfer without the approval of Levi Strauss could have the same sort of material negative impact on the Company. The JMI Nominees would not expect that a potential acquiror would wish to complete an acquisition of the Company without the approval of Levi Strauss.

                           VOTING AND PROXY PROCEDURES

                  The presence in person or by proxy of a majority of the outstanding shares of the Common Stock will constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on each matter properly presented at that meeting and a majority of the votes properly cast that meeting will be required to approve any proposal presented at the Annual Meeting, with the exception of the election of directors.

                  Directors of the Company are elected by a plurality of the votes cast by the stockholders entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Consequently, election of the JMI Nominees requires the affirmative vote of a plurality of the votes cast in the election at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting.

                  Shares of Common Stock that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. In addition, abstentions will be treated as votes cast against a particular proposal while broker non-votes will have no impact on the outcome of the vote on a particular proposal. With respect to the election of the JMI Nominees as directors, votes may only be cast in favor of or withheld from the JMI Nominees; there is no ability to abstain. In addition, broker non-votes will have no effect on the outcome of the election of JMI Nominees as directors.

                  If no directions are given and the signed WHITE PROXY CARD is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Common Stock represented by that WHITE PROXY CARD FOR the election of the JMI Nominees and FOR the proposal to terminate the Poison Pill.

                  Stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting.

                  At the Annual Meeting, five Directors are to be elected for a term expiring at the 2000 annual meeting and until their successors have been duly elected and qualified. JMI is soliciting your proxy in support of the election of the JMI Nominees. If you wish to vote for the JMI Nominees by proxy, you must submit the WHITE PROXY CARD furnished to you by JMI and must NOT submit the Board of Directors' Proxy Card. A stockholder may not submit a proxy card to vote for both the JMI Nominees and the Company's nominees. If a stockholder submits both a WHITE PROXY CARD and the Company's Proxy Card, only the latest dated proxy will be counted.

                                    IMPORTANT

                  JMI REQUESTS THAT YOU DO NOT VOTE ON OR RETURN TO THE COMPANY ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY, EVEN TO VOTE AGAINST THE INCUMBENT BOARD'S SLATE OF NOMINEES. RETURNING ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY COULD REVOKE THE WHITE PROXY CARD THAT YOU SIGN, DATE AND SEND TO JMI.

                  Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of the Company's Common Stock in person, by giving written notice to the Secretary of the Company at 66 B Street, Needham, Massachusetts 02494 stating that the proxy has been revoked, or by delivery of a proxy bearing a later date.

                  An executed proxy card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed proxy becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states the intention to revoke. Delivery of a later proxy card which is properly completed will also constitute a revocation of an earlier proxy. Although a revocation is effective if delivered to the Company, JMI requests that either the original or photostatic copies of all revocations of proxies be mailed or delivered to D.F. King & Co., Inc., at the address set forth below, so that it will be aware of all revocations and can more accurately determine which proxies that have been received are valid.

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                               New York, NY 10005
                             Toll Free: 800-290-6424
                  Banks and Brokers call collect: 212-269-5550

                  STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO VOTE ON THE MATTERS DISCUSSED ABOVE. ANYONE OWNING SHARES OF THE COMPANY'S COMMON STOCK BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE PROXY CARD ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE WHITE PROXY CARD.

                      SOLICITATION OF PROXIES AND EXPENSES

                  Proxies may be solicited by JMI and by its agents by mail, telephone, telegraph and personal solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of Common Stock that such institutions hold of record. The JMI Nominees, as well as Mr. McMullin, together with employees and advisers of JMI and its affiliates, may participate in the solicitation of proxies.

                  JMI has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies and for related services. Approximately 20 employees of D.F. King & Co., Inc. will engage in the solicitation. JMI has agreed to pay D.F. King & Co., Inc. an estimated fee of up to $30,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. D.F. King & Co., Inc. will solicit proxies for the Annual Meeting from individuals, brokers, banks, nominees and other institutional holders. JMI estimates that its total expenditures relating to this proxy solicitation, including fees of D.F. King & Co., will be approximately $200,000. Total expenditures to date relating to this proxy solicitation have been approximately $50,000.

                  The entire expense of preparing and mailing this Proxy Statement and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, consultants, accountants, public relations, transportation and litigation) will be borne by JMI.

                  JMI expects to seek reimbursement from the Company for its expenses in connection with this proxy solicitation if the JMI Nominees are elected to the Board of Directors. This request will not be submitted to a stockholder vote.

                             ADDITIONAL INFORMATION

                  Reference is made to the Proxy Statement filed by the Board of Directors of the Company for information concerning the Common Stock (including the number of issued and outstanding shares as of the Record Date), beneficial ownership of Common Stock by, and other information concerning, the Company's management and directors, the Company's independent public accountants, the principal holders of Common Stock and procedures for submitting proposals for consideration at the 1999 Annual Meeting.

                  Stockholders are referred to the Company's Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors, beneficial ownership of the Company's securities and the procedures for submitting proposals for consideration at the 2000 annual meeting of the stockholders of the Company.

                  Stockholders of the Company are not entitled to appraisal rights in connection with the matters set forth in this Proxy Statement.

                  Except as otherwise noted herein, the information concerning the Company has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. JMI does not take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of any such information.

                  Time is critically short. Please sign, date and mail the enclosed WHITE PROXY CARD today in the envelope provided. Only your latest dated Proxy Card will count.

                  If you have any questions about giving your proxy or require assistance in voting your shares of Common Stock, please call:

Seymour Holtzman                                Richard Huffsmith
Jewelcor Companies                              Jewelcor Companies
100 North Wilkes-Barre Boulevard       or       100 North Wilkes-Barre Boulevard
Wilkes-Barre, PA 18702                          Wilkes-Barre, PA 18702
Phone: (800) 880-6972                           Phone: (800) 880-6972

                                                JEWELCOR MANAGEMENT, INC.

                                                September 3, 1999

                                     ANNEX A

                   TRANSACTIONS IN DESIGNS, INC. COMMON STOCK
                             BY JMI AND JMI NOMINEES

The following table sets forth information with respect to all purchases of Common Stock of the Company by JMI during the past two years. Except as set forth below, to the knowledge of JMI, no participant in this solicitation or JMI Nominee has purchased or sold securities of the Company within the past two years.

JEWELCOR MANAGEMENT, INC.

Trade Date            Number of Shares Purchased                    Total Cost
 10/26/98                       50,000                              $36,765.00
 11/9/98                       225,000                             $164,265.00
 11/10/98                      166,700                             $105,036.00
 11/17/98                      600,000                             $330,015.00
 11/30/98                      528,500                             $340,897.50

Please see the section titled "Information about JMI" in this Proxy Statement for information regarding the relationship between JMI, Mr. Seymour Holtzman and certain other persons.

                                     ANNEX B

VIA FEDERAL EXPRESS

April 28, 1999

The Board of Directors
Designs, Inc.
66 B Street
Needham, MA  02194
Attn:   Mr. Joel Reichman,
        President and Chief Executive Officer

Gentlemen:

        Subject to the terms and conditions hereof, Jewelcor Management, Inc. ("JMI") is pleased to submit the following proposal pursuant to which JMI and Designs, Inc. ("Designs") will explore the purchase by JMI of all of the issued and outstanding capital stock of Designs.

        1. Consideration: JMI is prepared to pay $3.65 for each share of Designs' common stock. The per share consideration represents a significant premium over the recent trading range for Designs' common stock and delivers significant current value to Designs' shareholders.

        2. Structure: JMI (or its affiliates) will acquire Designs in a cash tender offer for all of the outstanding common stock of Designs at $3.65 per share (the "Tender Offer"), subject to the condition that not less than 51% of the outstanding common stock is tendered. We will commit to a merger (the "Merger") between Designs and a newly formed affiliate of JMI as promptly as practical following completion of the Tender Offer, in which any shares of Designs common stock not tendered will be exchanged for $3.65 in cash. This proposal does not constitute a binding commitment and does not reflect all matters upon which agreement must be reached in order to complete this transaction. The Tender Offer and the Merger would be accomplished through an appropriate merger agreement containing customary representations and warranties, conditions and other terms, including a customary termination fee.

The Board of Directors
Designs, Inc.
April 28, 1999
Page Two (2)

        3. Conditions: The proposed acquisition would be funded, in part, by new financing of approximately $20 million of equity and $40 million of debt. The equity portion would be funded by JMI or its affiliates and other investors (including any existing shareholders of Designs that may join with JMI in consummating the proposed acquisition). In regard to the debt financing, we have had significant discussions with several lenders and are currently reviewing several financing proposals. We are highly confident that the debt financing required for this transaction is available and that we can speedily and efficiently complete a transaction to the satisfaction of the Designs' Board of Directors and shareholders. Our proposal is subject to i) the completion of a satisfactory inventory appraisal by JMI's independent appraisal expert, which could impact the financing required by JMI for this transaction, ii) the satisfactory resolution of the $5 million tax assessment by the Internal Revenue Service for the year ending 1992 referred to in the Designs' 1997 Annual Report,
iii) Levi Strauss & Co.'s prior written consent to the assignment, sublicense, or transfer of Designs' rights and obligations under the Amended and Restated Trademark License Agreement ("Agreement") made as of October 31, 1998 by and between Levi Strauss & Co and Designs, Inc, to JMI or its affiliates as set forth in paragraph 19 of the Agreement, and iv) an amendment by the Board of Directors of Designs to the Shareholder Rights Agreement ("Rights Agreement") dated May 1, 1995 providing that the Rights Agreement is not applicable to this proposed transaction (including any transaction where existing shareholders of Designs join with JMI in submitting a bid for the purchase of all of the outstanding shares of Designs' common stock). The consummation of the transaction would also be subject to the expiration of the waiting period under the Hart-Scott-Radino Antitrust Improvements Act.

        4. Timing: We believe an acquisition agreement could be fully negotiated and executed within 10 to 14 days from the date your Board authorizes you to proceed with this proposal.

        5. Exclusivity: During the period commencing from your acceptance of this proposal and ending 14 days thereafter or such earlier date as JMI and Designs mutually agree to discontinue discussions, Designs hereby agrees

The Board of Directors
Designs, Inc.
April 28, 1999
Page Three (3)

that it will not, directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of Designs, any merger or consolidation with or involving Designs or any acquisition of any material portion of the stock or assets of Designs. Designs agrees that any such negotiations in progress immediately prior to its acceptance of this proposal will be suspended during such period and that Designs will not accept or enter into any agreement, arrangement or understanding regarding any such third party acquisition transaction during such period.

        Our proposal will be void and shall be considered withdrawn if it is not accepted by 5:00 p.m. E.D.T. on May 7, 1999.

        We look forward to working with you and to the successful completion of this transaction. If you have any questions regarding this proposal, please do not hesitate to call Jeff Unger at (561) 447-4713.

                                   Sincerely,


                                   Seymour Holtzman

                                   Chairman and Chief Executive Officer

AGREED AND ACCEPTED AS OF MAY ______, 1999

------------------------------------------------

DESIGNS, INC.

                                     ANNEX C

June 24, 1999

Mr. James G. Groninger
Chairman
Special Committee of the
  Board of Directors
Designs, Inc.
66 B Street
Needham, MA 02494

Dear Mr. Groninger:

         Your letter of June 11, 1999 is full of inaccuracies, material misrepresentations, and mischaracterizations as to what really occurred over the past few months. The statement that the company has "promptly and diligently" provided us with the information necessary to satisfy the conditions in our April 28, 1999 proposal is preposterous. In my opinion, the intention of your letter is to mislead the shareholders to give them the impression that you have provided us with everything we required, and have done so on a timely basis. That is clearly not the case.

The company has not met the conditions contained in my April 28, 1999 proposal in which we requested permission to speak with the existing shareholders of the company, including Stanley Berger, to discuss their possible interest in this proposed transaction. Designs denied this request, with the limited exception of allowing Stanley Berger to speak to Levi Strauss on our behalf. The only thing that you have essentially granted us is to use Mr. Berger as a reference, which is not what we requested. It makes no sense to us to go forward (and incur even more fees and expenses) unless we have a clear indication from Designs' other large shareholders of whether the terms of our proposal would be well received, and whether we can work with these shareholders.

Page Two (2)
Mr. James G. Groninger
June 24, 1999

        The following are additional instances where the company has denied or delayed providing us the information necessary to fully conduct our due diligence:

        $5 Million Tax Assessment: Despite numerous requests, it took us almost three months to get the information regarding the IRS $5 million tax assessment and we still have not been allowed to speak with Coopers & Lybrand, the accountants that prepared the tax return.

        $2.3 Million Trust Agreement: The company reported that it established a $2.3 million trust for the purpose of funding "golden parachutes" for Messrs. Reichman and Semel and Ms. Faulkner. I presume the company had to borrow the money to fund this trust, and consequently, the shareholders are burdened by this significant interest expense. How can the company justify this needless substantial expense when the company lost approximately $76 million over the past 2 years. We have made numerous requests to the company for a copy of this document, but it has not been produced. Why?

        Shields & Company, Inc. Engagement Letter: We have made numerous requests for the engagement letter between Designs, Inc. and Shields & Company, but the company has not given us a copy. The amount of the fee payable to Shields & Company could be a substantial expense in this transaction. Why?

        Audit Work Papers: We have repeatedly asked the company for permission to review the current auditor's (Arthur Andersen) work papers, but they have not been provided to us. Why?

Page Three (3)
Mr. James G. Groninger
June 24, 1999

        Inventory Appraisal: The proposals we received for financing require an inventory appraisal. The professional inventory evaluator that we hired at great expense was delayed access to the stores and other relevant information by the company, which caused additional delays of approximately four weeks.

        Other Requests Which Were Denied or Delayed:
              Corporate Minutes
              Store Sales Data
              Corporate Contracts and Agreements
              Explanation of Certain Items on the Company's Balance Sheet Executive Benefits

        Your refusal to allow us to speak with existing shareholders, and your failure to provide the above information on a timely basis has prevented me from concluding financing arrangements. Although we have several proposals for financing, the fees for obtaining a financing commitment in this proposed transaction would amount to in excess of $300,000, and the company would like me to incur that additional expense without knowing whether we have a deal.

        We have already spent approximately $500,000 in time and money in an attempt to move this process forward for the benefit of all shareholders, and the inference that we are less than sincere is appalling. It is clear to me that the company's agenda is to maintain the status quo, and not to sell the company as previously promised. The company's dilatory tactics have frustrated us and caused us to needlessly waste time and money, and any suggestion that you have been cooperative is ludicrous.

        We believe that your correspondence and the recent 10-Q filing are false and misleading and may have violated securities laws, and we demand that you issue a curative statement. I had hoped that the management and Board of Directors of the company would have acted more responsibly in carrying out their fiduciary duty to the shareholders.

Page Four (4)
Mr. James Groninger
June 24, 1999

         Our efforts have been continually thwarted by the fact that Designs failed to respond to our requests on a timely basis, failed to provide all of the information we requested, provided us with inaccurate and incomplete information, and made material misrepresentations concerning the Company and its business. And most importantly, you refused to satisfy all of the conditions of our proposal.

         In view of these circumstances, we are withdrawing our proposal. We believe that it is in everyone's best interest to let the shareholders decide the future of the company at the Annual Meeting.

                                   Sincerely,

                                   Seymour Holtzman
                                   Chairman and Chief Executive Officer

SH/jmq

                                     ANNEX D

VIA TELEFAX     (781) 449-8666

June 30, 1999

Mr. James G. Groninger
Mr. Bernard M. Manuel
Mr. Peter L. Thigpen
Special Committee of the
  Board of Directors
Designs, Inc.
66 B Street
Needham, MA 02494

Gentlemen:

         We were appalled by the inaccurate and misleading statements made by the Special Committee in Designs, Inc.'s June 25, 1999 Press Release. Designs' continued attempts to mislead the company's shareholders and impugn my integrity are unconscionable. Given the company's continued refusal to cooperate with our legitimate requests for information and management's apparent lack of commitment to a sale of the company for the benefit of all shareholders, your attempts to blame me for this failed transaction are outrageous.

         Since the Special Committee was purportedly created for the purpose of selling the company, each of you should be aware of our numerous requests for material information necessary to conduct our due diligence, and the fact that Designs failed to provide this information.

         As I stated in my June 24, 1999 letter to Mr. Groninger, Designs, despite our repeated requests:

         1. FAILED to provide us with a copy of the $2.3 million trust agreement that was created last month to fund "golden parachute" benefits for Designs' executives Joel Reichman, Scott Semel and Carolyn Faulkner.

Page Two (2)
Designs, Inc.
June 30, 1999

         2. FAILED to make arrangements for us to speak with Coopers & Lybrand, the accounting firm that prepared the company's tax returns, concerning the $5 million tax assessment. (It also took us approximately 2 1/2 months to get other information concerning this $5 million tax assessment.)

         3. FAILED to provide us with a copy of the engagement letter between Designs, Inc. and Shields & Company, Inc., which could reveal a substantial expense in the proposed transaction.

         4. FAILED to provide permission for our auditors to review all of the company's auditor's work papers, which are routinely provided to a potential buyer in a transaction of this nature.

         5. FAILED to permit us to speak with other shareholders of the company to determine if they were interested in joining us in this proposed transaction, which was a condition contained in our initial proposal.

         Due to our initial fear that the company might not be committed to the sales process and might not timely provide the information that we requested, we have kept detailed notes as to what information we requested, when we requested the information, and the company's responses to our requests.

         Clearly, the information that we requested was material to the proposed transaction. Had all of the information been provided to us, and provided promptly, we would have had more than enough time to properly evaluate the company and pursue the transaction contemplated by our proposal.

         As you know, we have had substantive communications with various financial institutions regarding the financing of our proposal. We were unable to conclude our financing arrangements as a result of your conduct.

         Based on these facts, I am shocked and dismayed by the statement in Designs' press release that the Special Committee believed that all information requests by Mr. Holtzman and his representatives concerning these due diligence matters were complied with promptly. This statement belies the facts. Moreover, your statement that "we are disappointed that Mr. Holtzman has withdrawn his proposal" is ludicrous. Management's reluctance to pursue a legitimate proposal shows that they are not fully committed to a sale of the company.

Page Three (3)
Designs, Inc.
June 30, 1999

         While conducting our due diligence on the proposed transaction, there were numerous times that we gave serious consideration to withdrawing our proposal due to Designs' conduct, but we continued this process out of deference to the other shareholders. However, when it became clear to us that we were not going to receive the information we requested, we could not justify the expenses that we were incurring in continuing the matter.

         In regard to Levi Strauss, as contemplated by our original proposal, we specifically asked the company for permission to speak with Stanley Berger, the Chairman of the Board, the Founder, and the largest individual shareholder of the company, and an individual with a longstanding relationship with Levi Strauss, to determine if he was interested in participating in this proposed transaction. If the company would have permitted us to seek to involve Mr. Berger in this transaction, which it refused to do, we believe that it would have provided the most productive line of communication with Levi Strauss.

         Although we have withdrawn our proposal to purchase the company as a result of Designs' tactics, we still believe that the recently established $2.3 million trust is material and that the trust agreement should be filed with the Securities and Exchange Commission. The $2.3 million used to fund this trust represents approximately $.15 per share, which is approximately 10% of the current market capitalization of the company. Shareholders of Designs should have the right to know the exact terms of this trust, how it was funded and how much it cost them to "feather the nests" of the top executives. I also believe that the details of the $5 million tax assessment are material and should be disclosed.

         Due to the numerous false and misleading statements contained in Mr. Groninger's June 11, 1999 letter (which was filed with Designs' Form 10-Q dated June 15, 1999) and the June 25, 1999 press release, we insist that the company issue a curative statement to inform the shareholders and investing public of the true facts.

                                            Sincerely,

                                            Seymour Holtzman
                                            Chairman and Chief Executive Officer

SH/jmq

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            JEWELCOR MANAGEMENT, INC.
             FOR THE ANNUAL MEETING OF STOCKHOLDERS OF DESIGNS, INC.
                          TO BE HELD ON OCTOBER 4, 1999

         The undersigned stockholder of Designs, Inc. hereby appoints Richard Huffsmith and Brian Buffalino, or either of them, with full power of substitution and to each substitute appointed pursuant to such power, as proxy or proxies, to cast all votes, as designated hereon, which the undersigned stockholder is entitled to cast at the Annual Meeting of the Stockholders of Designs, Inc. to be held at 11:00 a.m. local time on October 4, 1999, at One Post Office Square, Boston, Massachusetts 02109, and at any and all adjournments and postponements thereof, with all powers which the undersigned would possess if personally present (i) as designated below with respect to the matters set forth below and described in the accompanying Proxy Statement, and (ii) in their discretion with respect to any other business that may properly come before the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned to others for such Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND (2) FOR PROPOSAL 2.

PLEASE ACT PROMPTLY. PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY.

1. ELECTION OF DIRECTORS: To elect the nominees for director below for a term of one year.

[ ] FOR all nominees listed below  [ ] WITHHOLD  AUTHORITY    [ ] FOR ALL EXCEPT

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write that nominee's name in the space provided below.)

John J. Schultz, Jeremiah P. Murphy, Jr., Robert L. Patron, Jr., Joseph Pennacchio and Jesse H. Choper.

         ___________________________________________

                           (Continued from other side)

2. Jewelcor Management, Inc.'s proposal to terminate the Shareholder Rights Agreement, dated as of May 1, 1995.

                      [ ]FOR   [ ] AGAINST   [ ]ABSTAIN


This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

                    Please date and sign here exactly as name appears hereon. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all must sign.

                                      Dated: ___________________________________

                                      Signature: _______________________________

                                      Signature: _______________________________

                                      Title: ___________________________________